AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             ECO SOIL SYSTEMS, INC.

                  PURSUANT to the provisions of R.S. Supp. 21-2056 and 21-2064 of the Nebraska Business Corporation Act, the undersigned Corporation hereby adopts the following Amended and Restated Articles of Incorporation:

                  1.       The name of the Corporation is Eco Soil Systems, Inc.

                  2. These Amended and Restated Articles of Incorporation, which restate, integrate and amend the Articles of Incorporation of this Corporation, were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 21-2056 and Section 21-2064 of the Nebraska Business Corporation Act.

                  3. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation, as amended.

                  4. The Articles of Incorporation as heretofore amended are hereby amended and restated in their entirety as follows:


                                   ARTICLE 1.

                  The name of this Corporation is Eco Soil Systems, Inc.

                                   ARTICLE 2.

                  The period of the Corporation's duration is perpetual.

                                   ARTICLE 3.

                  The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nebraska Business Corporation Act.

                                   ARTICLE 4.

A.  Authorized Shares.

                  The total number of shares of stock which this Corporation is authorized to issue is 25,000,000 shares of a par value of one half cent ($.005) per share, of which 20,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock. Before any of such stock is issued, it shall be paid for in full in cash or in securities, property or other equivalent at a price agreeable to the Board of Directors.

B.  Preferred Stock.

                  Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this Article 4 and to the limitations prescribed by law, to authorize the issue from time to time one or more series of preferred stock and with respect to each such series to fix, by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

                  (1) The number of shares constituting such series and the designation of such series.

                  (2) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of this Corporation's capital stock, and whether such dividends shall be cumulative or noncumulative.

                  (3) Whether the shares of such series shall be subject to redemption by this Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.

                  (4) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

                  (5) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments, and other terms and conditions of such conversions or exchanges.

                  (6) The restrictions, if any, on the issue or reissue of any additional preferred stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

                  (7) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                  (8) Any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action, in addition to any voting powers required by law.

                                   ARTICLE 5.

                  In furtherance, and not in limitation, of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of the Corporation, without any action on the part of the shareholders. The bylaws made by the Board of Directors may be amended, altered, changed, added to or repealed by the shareholders. Any specific provision in the bylaws regarding amendment thereof shall be controlling.

                                    ARTICLE 6.

                  The Shareholders of the Corporation shall have pre-emptive rights to acquire unissued shares of the Corporation.


                                   ARTICLE 7.

                  The name and mailing address/place of residence of the Incorporator is as follows:

                           Kenneth L. Cutler
                           Pillsbury Center South
                           220 South Sixth Street
                           Minneapolis, MN  55402

         The address of the registered office of the Corporation and the name of the resident agent at such address is as follows:

                         Heartland Capital Fund Ltd.
                         11930 Arbor Street, Suite 201
                         Omaha, NE 68144

                                   ARTICLE 8.

                  The affairs of the Corporation shall be conducted by a Board of Directors, the number of which shall be set by the Shareholders of the Corporation. The Directors shall elect officers of the Corporation, including but not limited to a President, a Secretary, and a Treasurer.

                                    ARTICLE 9.

                  A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this article shall not eliminate or limit the liability of a Director (a) for any breach of the Director's duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 21-2046 of the Nebraska Business Corporation Act; or (d) for any transaction from which the Director derived an improper personal benefit. This article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the effective date of this Article 9.

                  If the Nebraska Business Corporation Act is hereafter amended to authorize any further limitation of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nebraska Business Corporation Act, as amended.

                  Any repeal or modification of the foregoing provisions of this
Article 9 by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 10.

                  In furtherance and not in limitation of the powers conferred on them by the laws of the State of Nebraska, the Board of Directors are expressly authorized to make and alter bylaws, to manage and control the affairs of the Corporation, to elect and appoint officers, agents and employees of the Corporation, and to delegate such duties and powers as they may deem necessary and expedient.

                  The Corporation may, in its bylaws, confer powers additional to the foregoing, upon the Directors, in addition to the powers and authorities expressly conferred upon them by law.

                  In absence of fraud, no contract or other transaction between the Corporation or any other person, corporation, firm, syndicate, association, partnership or joint venture shall be wholly or partially invalidated or otherwise affected by reason of the fact that one or more Directors of the Corporation are or become directors or officers of such other corporation, firm, syndicate or association, or members of such partnerships, or joint ventures, or have a pecuniary or other interest in such contractual transaction, provided, however, that the fact that such Director of the Corporation is so situated or so interested in both corporations, shall be disclosed or shall have been known to the Board of Directors of the Corporation. Any Director of the Corporation who is also a director or officer of such other corporation, firm, syndicate or association, or member of such partnership, or joint venture, or has a pecuniary or other interest in such contract or transaction may be counted for the purpose of determining the existence of a quorum at any meeting of the Board of Directors of the Corporation authorizing any such contract or transaction, and in the absence of fraud, and as long as such Director acts in good faith, any such Director may vote thereat to authorize any such contract or transaction, with like force and effect as if such Director were not a director or officer of such other firm, corporation, syndicate or association, or a member of such partnership or joint venture, or had a pecuniary or other interest in such contract or transaction.

                                   ARTICLE 11.

                  The Corporation reserves the right to amend, alter, change, or repeal any or all of the provisions contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                   ARTICLE 12.

                  The objects specified herein shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of these Amended and Restated Articles of Incorporation. `The objects and purposes and powers specified in each of the clauses or paragraphs in these Amended and Restated Articles of Incorporation shall be regarded as independent objects, purposes and powers.


                  IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 6th day of December, 1996.



                                               /s/ Jeffrey A. Johnson, Secretary